                                                                   Exhibit 10.78

                AGREEMENT FOR USE OF REVOLVING PURCHASE FACILITY

     This Agreement For Use of Revolving Purchase Facility (the "Agreement") is made and entered into as of the 1st day of January, 1999, by and between Union Bank and Trust Company, a Nebraska banking corporation ("Union") and National Education Loan Network, Inc., a Nevada corporation ("NelNet").

     WHEREAS, Union, in its capacity as trustee and in its individual capacity, and State Street Bank and Trust Company, as successor ("State Street") are parties to that certain Trust Agreement dated as of August 22, 1996 as amended thereafter (the "Trust Agreement"), pursuant to which State Street as holder of the Series 1996A Certificates (as defined in the Trust Agreement) has committed to fund the purchase of Student Loans (as defined in the Trust Agreement) under the terms and conditions specified in such Trust Agreement; and

     WHEREAS, NelNet or its affiliates is engaged in a program of purchasing and holding Student Loans, and NelNet wishes to gain access to the Series 1996A Certificate Holder Revolving Purchase Facility (as defined in the Trust Agreement), and Union wishes to grant such access under the terms and conditions specified herein.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises herein contained, the parties hereto agree as follows:

     1. Definitions. Unless otherwise specified herein, capitalized terms shall have the meanings ascribed thereto in the Trust Agreement and all amendments thereto.

   2. Sale of Student Loans to Trustee. Subject to approval by Union which shall not be unreasonably withheld, and subject to the terms and conditions specified herein, NelNet or any of its affiliates shall be entitled to sell Student Loans or interests therein to the Trustee as provided under the terms of the Trust Agreement. Student Loans or interests therein sold to the Trustee under the Trust Agreement shall be subject to the option of NelNet or its affiliates to repurchase such Student Loans or interests therein from the Trustee at any time under the terms of the Trust Agreement, and shall also be subject to the obligation of NelNet or its affiliates to repurchase such Student Loans or interests therein upon the reasonable request of Union.

   3. Participation of Series 1996B Certificates. If Nelnet or any of its affiliates transfer Student Loans or interests therein to the Trustee as provided in Section 2 above, then simultaneously Union shall sell to NelNet (or its designee which is the affiliate thereof making such transfer) a participation interest in the Series 1996B Certificate on a pro rata basis based upon the ratio of the aggregate outstanding balances of Student Loans or interests therein sold by NelNet or its affiliates to the Trustee as compared to all other Student Loans sold to the Trustee under the Trust Agreement (the "NelNet Percentage"). The purchase price of such participation interest shall be equal to the amount paid by Union for the Series 1996B Certificate, multiplied by the NelNet Percentage. NelNet or its affiliates, as appropriate, shall be entitled to receive net income from the Series 1996B Certificate to the extent of net income attributable to Student Loans or interests therein sold by NelNet or its affiliates to the Trustee, less all costs and expenses attributable thereto under the Trust Agreement. Upon a repurchase of all or a portion of Student Loans by NelNet or its affiliates from the Trustee, NelNet or its affiliate as appropriate shall sell the participation interest related thereto in the Series 1996B Certificate to Union for the same cost paid therefor, together with any net income thereon to which NelNet is entitled hereunder.

     4. Consideration. In consideration for the rights set forth in Section 2 hereof, NelNet shall pay to Union (i) 50.0% of the Unused Fee under the Series 1996A Certificate Holder Revolving Purchase Facility, and (ii) 50% of the costs incurred by Union in establishing the Series 1996A Certificate Holder Revolving Purchase Facility with the Trustee. Union shall submit invoices to NelNet from time to time, accompanied by such documentation as NelNet may reasonably request to verify invoiced amounts, which shall be due from NelNet upon receipt thereof.

     5. Representations and Warranties. NelNet hereby represents and warrants to Union as follows:

     (a) NelNet is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all necessary power and authority to transact the business conducted by it.

     (b) NelNet has full power and authority to execute, deliver and perform this Agreement and all other agreements contemplated to be executed by it hereby and to carry out their respective terms and to own its property and conduct its business as is presently conducted and as proposed to be conducted.

     (c) This Agreement and all documents related thereto have been duly authorized, executed and delivered by NelNet and constitute legal, valid and binding agreements of NelNet, enforceable in accordance with their terms, except to the extent enforceability thereof may be limited by the application of general principles of equity, bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

     (d) With respect to each Promissory Note which may be sold to the Trustee under the Trust Agreement, NelNet makes all of the same representations and warranties as contained in Section 5-2 of the Trust Agreement.

     6. Indemnification. NelNet agrees to pay and to indemnify, defend and hold harmless Union from the Funding Indemnity arising during such time that NelNet or any of its affiliates hold a participation interest in Series 1996B Certificates, limited to the extent of the pro rata share of NelNet based on the NelNet Percentage.

     7. Miscellaneous. (a) Notices. Unless otherwise expressly provided herein, all notices, requests, demands or other instruments which may or are required to be given by either party to the other, shall be in writing, and each shall be deemed to have been properly given when served personally on an officer of the party to whom such notice is to be given, or upon expiration of a period of 48 hours from and after the postmark thereof when mailed postage prepaid by registered or certified mail, requesting return receipt, addressed as follows:

If to Trustee:

     Union Bank and Trust Company
     6801 South 27th Street
     P.O. Box 82529
     Lincoln, Nebraska 68501-2529
     Attn: Ken Backemeyer
     Phone:   (402) 483-8131
     Fax No.: (402) 483-8286

If to National Education Loan Network, Inc.:

     National Education Loan Network, Inc.
     121 S 13th Street
     Suite 301, Lincoln Square
     Lincoln, Nebraska 68508
     ATTN: Don Bouc
     Phone:   (402) 458-2300
     Fax No.: (402) 458-2399

     (b) Successors and Assigns. All covenants and agreements in the Agreement by any party shall bind its successors and permitted assigns, whether so expressed or not.

     (c) Assignability. Neither party hereto may assign any portion of this Agreement without the prior written consent of the other party hereto.

     (d) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Nebraska.




           [The Remainder of this Page is Intentionally Left Blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

UNION BANK AND TRUST COMPANY,            NATIONAL EDUCATION LOAN NETWORK, INC.,
a Nebraska banking corporation           A Nevada Corporation

By:   /s/ Michael Dunlap                 By:   /s/ Don Bouc
      ------------------                       -------------------
Title: E.V.P.                          Title:  President
      ------------------                       -------------------